AGREEMENT

     THIS AGREEMENT is entered into this 18th day of June, 1996, by and between Computer Control Corporation, a New Jersey corporation having offices at 230 West Parkway, Pompton Plains, New Jersey 07444 ("Computer Control") and Envirometrics Development Company, Inc., a South Carolina corporation having offices at 1019 Bankton Drive, Charleston, South Carolina 29406 ("Envirometrics").

     WHEREAS, Computer Control and Envirometrics are parties to an Agreement dated March 26, 1992 (the 111992 Agreement"), pursuant to which, among other things, Computer Control granted to Envirometrics a license to manufacture and sell electronic readers ("Readers") for use with Quantitative Photometry Monitors ("Monitors") and Envirometrics agreed to pay royalties to Computer Control on sales of Monitors and Readers; and

     WHEREAS, Computer Control formally notified Envirometrics that Envirometrics has failed to make certain royalty payments required pursuant to the 1992 Agreement and has failed to furnish certain quarterly statements required to compute the royalties due under the 1992 Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto do hereby agree as follows:

     1. All capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the 1992 Agreement.

     2. Unless Envirometrics shall have breached its obligations pursuant to this Agreement, Computer Control shall not exercise its right to terminate the 1992 Agreement or the license granted thereunder until the Payment Deadline. For purposes of this Agreement, the "Payment Deadline" shall mean the first to occur of July 31, 1996 or completion of the sale of securities of Envirometrics, Inc. contemplated by that certain letter agreement dated June 6, 1996 between Envirometrics, Inc., J.D. Feltman & Co. and Carter, Kaplan & Co.

     3. Envirometrics shall, on or before the Payment Deadline, pay the following amounts to Computer Control: (a) All royalties due under the 1992 Agreement, (b) all amounts due on the invoices listed on Schedule A hereto and
(c)  interest  at the rate of 9% per annum on all  minimum  royalties  due under
Section 2.c. of the 1992 Agreement from the date such amounts became due.

     4. Envirometrics shall, not later than June 21, 1996,furnish to Computer Control an accounting of all royalties payable pursuant to clauses 1(c) and 1(d) of the 1992 Agreement. Such accounting shall include a statement of the gross revenues of Envirometrics during each calendar quarter (commencing with the second calendar quarter of 1992) from the sale of Quantitative Photometry Monitors and from the sale, leasing and rental of Readers and of the royalties due pursuant to clauses 1(c) and 1(d) of the 1992 Agreement for each calendar quarter.

     5. The cost of any work required to modify or redesign the Reader (including but not limited to redesign work required to keep the current version of the Reader functional, such as redesign work caused by the discontinuation of manufacture of the computer chip used in the current version of the Reader) shall be borne by Envirometrics. Computer Control shall have no obligation to perform such work unless and until it shall enter into a written agreement with Envirometrics to do so.

     Notwithstanding the foregoing, Computer Control agrees to enter a maximum of five (5) new hazard-specific conversion algorithms into the Reader computer program at no charge to Envirometrics during each year that Readers are manufactured by Computer Control for Envirometrics. Envirometrics agrees to supply the algorithms in equation form ready for integration into the Reader computer program. If necessary, other algorithms (as selected by Envirometrics) will be deleted from the Reader computer program to allow sufficient memory space for the new algorithms. If Envirometrics wishes to expand memory space to accommodate additional algorithms, the design will be modified at the expense of Envirometrics in accordance with the preceding paragraph.

     6. The 1992 Agreement is hereby amended as follows:

     a. The Monitor Royalty Period is hereby extended through June 30, 2000.
     b. The Reader Royalty Period is hereby extended through June 30, 2000.

     c. From and after the last to occur of the Payment Deadline or the date any payment under the 1992 Agreement shall become due and payable, interest shall accrue thereon at the "default rate" until such amount shall be paid. The "default rate" shall mean the "prime rate" plus 3 percentage points; the "prime rate" shall mean the rate of interest per annum published from time to time as the "prime rate" in the Wall Street Journal (New York edition). In no event shall the rate of interest on late payments exceed the maximum rate authorized by applicable law. Computer Controls right to receive interest on late payments shall be in addition to, and not in lieu of, any and all other rights and remedies which Computer may have at law or in equity or pursuant to any other provision of the 1992 Agreement in the event of a breach of the 1992 Agreement by Envirometrics.

     d. Section 12 of the 1992 Agreement is hereby amended to read in its entirety as follows:

     12. The following shall constitute Events of Default hereunder: (i) Failure by either party hereto to make any payment due hereunder on the date such payment is due, provided such failure is not cured within ten (10) days following the giving of written notice of such breach to the breaching party by the non-breaching party; (ii) failure by Envirometrics to pay any other amount owed to Computer Control as identified in Section 3 of the Agreement dated June 18, 1996 between Computer Control and Envirometrics when such payment is due, provided such failure is not cured within ten (1 0) days following the giving of written notice of such breach to Envirometrics by Computer Control; (iii) the material breach by either party hereto of any covenant, representation or warranty contained herein, other than covenants to pay money, provided such breach is not cured within thirty (30) days following the giving of written notice of such breach to the breaching party by the non-breaching party; or (iv) if either party hereto should ever be adjudged a bankrupt. For purposes of this Agreement, an entity shall be deemed an affiliate of another entity if it controls, is controlled by or is under common control with such other entity. If an Event of Default shall have occurred and shall be continuing, the non-defaulting party may, by written notice to the defaulting party, terminate this Agreement, whereupon both parties shall be relieved of all further obligations hereunder and the license granted in Section 4 hereof shall immediately terminate. The remedy provided for above shall be in addition to, and not in lieu of, any and all other rights and remedies which either party may have at law or in equity or pursuant to any other provision of this Agreement in the event of a breach of this Agreement by the other party. Except as expressly provided herein or in any subsequent agreement between the parties, breach of any other agreement between the parties shall not constitute an Event of Default hereunder; without limiting the foregoing, it is expressly agreed that clause
(ii) of this  Section 12 is limited  only to  failures  to pay amounts due under
Section 3 of the June 18, 1996 Agreement.

     e. Section 17 of the 1992 Agreement is hereby ended to read in its entirety as follows:

     17. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile transmission (and confirmed by mail) or mailed (by registered or certified mail, return receipt requested and postage prepaid) to the parties as follows:

               If to Computer Control:

                       Computer Control Corporation
                       230 West Parkway, Unit 1
                       Pompton Plains, New Jersey 07444
                       Attention: Mr. Harvey Padden, President
                       Fax No: 201-839-7445
               with copy to:
                      Stuart M. Geschwind, Esq.
                      Williams, Caliri, Miller & Otley
                      1428 Route 23
                      Wayne, New Jersey 07470
                      Fax No: 210-694-0302

                    If to Seller:
                      Envirometrics Development Company, Inc.
                      1019 Bankton Drive
                      Charleston, South Carolina 29406
                      Attention:  Mr. W. Elliott, President
                      Fax No: 803-740-1721

    or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such communication shall be deemed to have been given on the date it is received by the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt. Provided that any communication sent by facsimile transmission and confirmed by mail, shall be deemed to have been given at the time of transmission."

     f. The following is hereby added to the Agreement as a new paragraph 24:

     24. In the event that Envirometrics shall default in the payment of any amount due hereunder, Envirometrics pay to Computer Control the costs of collection of such amount, including reasonable attorney's fees."

     g. The following is hereby added to the Agreement as a new paragraph 25:

     25.  Notwithstanding  any  provision of this  Agreement  to the  contrary:
Computer Control shall not be required to disclose to Envirometrics any technical know-how, trade secrets or proprietary information required to manufacture Readers at any time that any amount owed by Envirometrics, Envirometrics, Inc. or any other affiliate of Envirometrics to Computer Control, BIOS International, Inc. or any other affiliate of Computer Control (including but not limited to royalties under the 1992 Agreement and invoices for products) shall be overdue."

     7. Subject to the modifications hereinabove set forth, the 1992 Agreement is hereby ratified and confirmed in all respects.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement in duplicate.

                                   ENVIROMETRICS DEVELOPMENT COMPANY, INC.

                                   Signed By:____________________
                                   Name:
                                   Title:
                                   COMPUTER CONTROL CORPORATION

                                   Signed By:_____________________
                                                Harvey Padden
                                                President
                                     CONSENT
           The undersigned hereby consents to the foregoing Agreement.

                               ENVIROMETRICS, INC.

                                   Signed By:
                                      Name:
                                     Title:


                                   SCHEDULE A

The following invoices issued by Computer Control:
Invoice Number    Date    Invoice                Amount Owed
003944           3/11/96 Envirometrics, Inc.    $7,120.00
003949           3/11/96 Envirometrics, Inc.    10,724.00
003952           3/27/96 Envirometrics, Inc.       205.05
003964           5/21/96 Envirometrics, Inc.       410.04